Exhibit 21.1

SciVac Therapeutics Inc. – List of Subsidiaries

Name of Subsidiary	Country of Incorporation	Ownership Interest (direct or indirect)
SciVac Ltd.	Rehovot (Israel)	100%
SciVac USA, LLC	Florida (U.S.A.)	100%